Exhibit 4.4

EUPRAXIA PHARMACEUTICALS INC.

Incentive Stock Option Grant Agreement for U.S. Optionee (this “Agreement”)

TO:    [•] (the “Optionee”)

FROM: Eupraxia Pharmaceuticals Inc. (the “Company”)

DATE:  [•] (the “Effective Date”)

The Company hereby notifies the Optionee as follows:

1.

The Company hereby grants to the Optionee, subject to the terms and conditions set forth in this Agreement and the Omnibus Incentive Plan of the Company (the “Plan”), administered by the Compensation Committee of the board of directors of the Company (the “Plan Administrator”), the right to purchase the number of common shares in the capital of the Company (the “Shares”) at the exercise price on or after the vesting date(s) and prior to the close of business on the expiry date (the “Expiry Date”), subject to earlier expiration in accordance with the Plan and this Agreement as set out in Exhibit 1 to this Agreement:

2.	The Options are intended to be incentive stock options as described by Section 422 of the Code.

3.

On the close of business on the Expiry Date set forth in Exhibit 1, the Options granted hereby shall expire and automatically terminate and be of no further force and effect. Notwithstanding anything to the contrary in the Agreement or the Plan, in no event will the Expiry Date be extended, even if it occurs during a Blackout Period.

4.	Termination.

(a)

Termination without Cause / Resignation. In the event the Optionee: (i) is terminated by the Company without Cause, or (ii) resigns, any Options which have vested in accordance with their terms may be exercised until the earlier of: (x) the date that is 60 days following the Termination Date or such other date as provided for in an employment or consulting agreement with the Company; and (y) the Expiry Date. Any Options which have not vested prior to the Termination Date or, have not vested as otherwise provided for in an employment or consulting agreement with the Company, shall be immediately cancelled and forfeited on the Termination Date.

“Cause” means, with respect to the Optionee:

(i)	the Optionee’s willful misconduct or gross negligence in the performance of the Optionee’s duties to the Company;

(ii)	the Optionee’s material breach of any written agreement or material Company policy, after written notice and a reasonable opportunity to cure (to the extent curable);

(iii)	the Optionee’s commission of fraud, embezzlement, theft, or other act of dishonesty involving the Company or its affiliates;

(iv)	the Optionee’s conviction of, or plea of guilty or no contest to, a felony or a crime involving moral turpitude; or

(v)

the Optionee’s willful failure or refusal to substantially comply with lawful directives of the Company or its board, after written notice and a reasonable opportunity to cure (to the extent curable), in each case as determined by the Committee in good faith.

(b)

Disability. In the event of the Optionee’s termination of employment due to the Optionee’s Disability, any Options which have vested in accordance with their terms or will vest in the one year following the Termination Date will become vested (to the extent unvested) and may be exercised at any time prior to the earlier of (x) the date that is one year following the Termination Date or such other date as provided for in an employment or consulting agreement with the Company; and (y) the Expiry Date. Any Options which have not vested prior to the Termination Date shall be immediately cancelled and forfeited on the Termination Date. “Disability” means permanent and total disability, within the meaning of Section 22(e)(3) of the Code.

(c)

Death. In the event of the Optionee’s termination of employment with the Company due to the Optionee’s death, any Options which have vested in accordance with their terms or will vest in the one year following the Termination Date will become vested (to the extent unvested) and may be exercised at any time prior to the earlier of (x) the date that is one year following the Termination Date or such other date as provided for in an employment or consulting agreement with the Company; and (y) the Expiry Date. Any Options which have not vested prior to the Termination Date or would not vest in the one year following the Termination Date shall be immediately cancelled and forfeited on the Termination Date.

(d)

Other Termination Events. In the event of the Optionee’s termination of employment for any reason other than as provided in Section 4(a), 4(b) or 4(c) of this Agreement, the Options will be immediately cancelled and forfeited on the Termination Date without any compensation to the Optionee in lieu thereof.

(e)

Termination Date. For the purpose of this Agreement, the Termination Date shall be the date the Optionee ceases providing active employment (or other services) to the Company being either (i) the date on which the Optionee’s employment or service arrangement with the Company or any of its subsidiaries ceases for any reason, whether lawful or otherwise (including, without limitation, by reason of resignation, retirement, death, frustration of contract, termination for Cause, termination without Cause, disability or constructive dismissal), without regard to any pay in lieu of notice (whether paid by lump sum or salary continuance), benefits continuation, or other termination or severance payments to which the Optionee may then receive or be entitled to receive, whether pursuant to contract, the common or civil law or otherwise, or (ii) on such later date, if applicable, as may be required to satisfy the minimum requirements of any applicable employment or labour standard legislation; provided, however, that in all cases the Termination Date shall be determined by reference to the date on which the Participant ceases to be an employee of the Company or any Parent or Subsidiary, within the meaning of Treasury Regulation Sections 1.421-1(h) and 31.3401(c)-1.

5.

The Optionee or the legal personal representative(s) of such Optionee may elect to exercise the Option by transferring, surrendering and disposing of a specified number of Options to the Company in exchange for a number of Shares having a fair market value equal to the intrinsic value of such Options disposed of and transferred to the Company (the “Net Settlement”) by completing the Notice of Net Settlement set out as Schedule “A” hereto. Upon the Net Settlement of Options (the “Disposed Options”), the Company shall, subject to withholding taxes as set forth in the Plan, deliver to the Optionee, that number of fully paid and non-assessable Shares (“X”) equal to the number of Disposed Options (“Y”) multiplied by the quotient obtained by dividing the result of the Fair Market Value of one Share, as at the date of exercise (“B”) less the exercise price per Share (“A”) by the Fair Market Value of one Share as determined as at the date of exercise (“B”). Expressed as a formula, such number of Shares shall be computed as follows:

X = (Y) x (B – A)

    (B)

No fractional Shares shall be issuable upon the net settlement of Options, such Shares to be rounded down to the nearest whole number with any difference refunded to the Optionee, notwithstanding anything to the contrary in the Plan (it being understood that the Optionee will have previously elected to surrender an Option in exchange for a refund of this difference). Upon the occurrence of the foregoing, the number of Shares underlying the Options disposed of shall be deducted from the number of Shares reserved for issuance under the Plan.

6.

In respect of any transfer, surrender or disposition of Options for consideration other than Shares (or substituted shares), including for clarity any transfer, surrender or disposition pursuant to Section 5 of this Agreement, the Company will (or, if applicable, will cause its Affiliate to) file the election described in subsection 110(1.1) of the Income Tax Act (Canada).

7.

The Optionee acknowledges receipt of a copy of the Plan and hereby agrees that the terms and conditions of the Plan shall govern the Options granted hereby, including all amendments or adjustments pursuant to the Plan or otherwise consented to by the Optionee.

8.

All Options granted pursuant to the Plan and reflected in this Agreement shall be personal to the Optionee and only exercisable during the Optionee’s lifetime by the Optionee, and shall not be assignable or otherwise transferable except by will or the laws of descent and distribution.

9.

If the Optionee disposes of any of the Shares acquired pursuant to the Options prior to the expiration of either two (2) years from the date of grant or one (1) year from the date the Shares are transferred to the Optionee pursuant to the exercise of the Option (a “Disqualifying Disposition”), the Optionee shall notify the Company within thirty (30) days after such disposition of the date and terms of such disposition. The Optionee also agrees to provide the Company with any information concerning any such dispositions as the Company requires for tax purposes.

10.

The Optionee acknowledges that the Company has not advised the Optionee regarding the Optionee’s income tax liability in connection with the grant of the Options and that the Company does not guarantee any particular tax treatment. The Optionee acknowledges that they have reviewed with their own tax advisors the tax treatment of these Options (including the purchase and sale of Shares subject hereto) and is relying solely on those advisors in that regard. Notwithstanding that the Options are intended to be treated as Incentive Stock Options within the meaning of Section 422 of the Code, the Company makes no guarantee as to the tax treatment of the Options. The Optionee understands that the Company shall not be liable or responsible for any tax liability that the Optionee incurs in connection with the Options, including without limitation in the event that the Internal Revenue Service determines that the Options do not qualify as Incentive Stock Options within the meaning of the Code or if the Optionee makes a Disqualifying Disposition.

DATED as of the ____ day of ______________, 202___

The Optionee, ________________________, hereby acknowledges and accepts the terms governing the grant of Options as set out above and confirms and acknowledges that the Optionee has received, read and understood the terms, conditions and restrictions of this Agreement. The Optionee also confirms and acknowledges that the Optionee has not been induced to enter into this Agreement by expectation of employment or continued employment with the Company or any affiliate of the Company.

[OPTIONEE]

EUPRAXIA PHARMACEUTICALS INC.

By: James Helliwell
Title: Chief Executive Officer

[Signature Page - Stock Option Grant Agreement]

Exhibit 1

# of Shares	Exercise Price	Vesting Date(s)	Expiry Date
[•] (the “Options”)	[•][1]	[•]	[•][2]

[1]	NTD: Exercise price equal to Fair Market Value on the Effective Date, as defined by the Omnibus Incentive Plan, or 110% if granted to 10 percent shareholder within the meaning of the ISO rules.
[2]	NTD: No longer than 10 years from the Effective Date, or 5 years if granted to 10 percent shareholder within the meaning of the ISO rules.

SCHEDULE “A”

NOTICE OF NET SETTLEMENT

TO: The administrator of the Plan

The undersigned hereby elects to exercise ______________ Options and to receive, subject to the terms of the Plan and the Options, the number of Shares due pursuant to the net settlement provisions set out in Section 5 of the Stock Option Grant Agreement (the “Net Settlement Provisions”).

The undersigned, subject to the terms of the Plan and the Options, is requesting to receive the number of Shares due pursuant to the Net Settlement Provisions.

The undersigned directs the Company to issue the certificate evidencing said Shares in the name of the undersigned to be mailed to the undersigned at the following address:

By executing this Notice of Net Settlement, the undersigned hereby confirms that the undersigned has read the Plan and agrees to be bound by the provisions of the Plan. All terms not otherwise defined in this Notice of Net Settlement will have the meanings given to them under the Plan.

DATED as of the ____ day of ______________, 20___.

Signature of Witness	Signature of Participant

Name of Witness (please print)	Name of Participant (please print)